Exhibit 99.1

News Release

Superior Industries Announces the Retirement of James S. McElya from the Board of Directors

SOUTHFIELD, MICHIGAN – February 18, 2021 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today announced the retirement of James S. McElya from Superior’s Board of Directors. Mr. McElya will not stand for re-election at the Company’s 2021 Annual Meeting of Stockholders. He will continue to serve through the remainder of his current term.

“We want to thank Jim for his insights and contributions to Superior’s long-term success over the last eight years. He has been an invaluable member of Superior’s Board and contributed significantly to the Company’s performance and achievements during his tenure. He was instrumental in Superior’s transformation from a regional automotive wheel manufacturer to a global leader in the design and manufacture of premium aluminum wheels to the automotive industry. We wish Jim the very best in all his future endeavors,” said Tim McQuay, Chairman of the Superior Board of Directors. “Going forward, our Board will continue to execute our plans to exercise strong corporate governance and ensure our Board represents a diverse set of opinions and skills to support long-term shareholder value.”

“Jim brought tremendous stature and experience to Superior that has been instrumental in steering our Company’s strategy and driving operating performance,” said Majdi Abulaban, Superior CEO. “Further, his personal mentoring and guidance has been invaluable to me and the management team.”

During his service, Mr. McElya led Superior’s Compensation and Benefits Committee and, more recently, its Nominating and Corporate Governance Committee. “I have enjoyed my time immensely on Superior’s Board as it transformed into a global, innovative wheel manufacturer for the automotive industry. Further, the Company’s expert navigation through the challenges brought on by the COVID-19 pandemic, including a complete shutdown of its manufacturing facilities, the successful restart of production and its ability to capitalize on the secular trends driving increased demand for its products was stunning. Under Majdi and Tim’s leadership, the Company is poised for long-term success as they execute the Company’s value creation roadmap,” commented Mr. McElya.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Contacts:

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com